Exhibit (99.12)

ISSN 1718-8369

Volume 2, number 9	February 29, 2008

AS AT DECEMBER 31, 2007

December 2007 highlights

•	The budgetary balance for December 2007 indicates that revenue is running $860 million ahead of expenditure.

•	Budgetary revenue amounts to $6.1 billion, a decrease of $77 million compared to last year. Own-source revenue stands at $5.0 billion, while federal transfers amount to $1.1 billion.

•

Program spending is up by $242 million compared to December 2006 and stands at $4.7 billion. This increase is attributable, in particular, to the rise in spending relating to the health and social services and the education networks.

•	Debt service stands at $614 million, up $25 million compared to last year.

•	Payments to the Generations Fund amount to $35 million.

SUMMARY OF BUDGETARY TRANSACTIONS

(millions of dollars)

(Unaudited data)

	December [1]		April to December [1]		Update on Québec's Economic and Financial Situation [1]
	2006 [2]	2007	2006-2007 [2]	2007-2008	2007-2008	Growth %
BUDGETARY REVENUE
Own-source revenue	5 252	4 981	35 688	36 570	48 453	-1.9
Federal transfers	913	1 107	8 200	9 856	13 262	20.3

Total	6 165	6 088	43 888	46 426	61 715	2.1
BUDGETARY EXPENDITURE
Program spending	-4 416	-4 658	-39 064	-40 687	-54 104	4.3
Debt service	-589	-614	-5 154	-5 240	-6 989	0.9

Total	-5 005	-5 272	-44 218	-45 927	-61 093	3.9
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	25	60	184	24	41	—
NET RESULTS OF THE NETWORKS	—	-16	—	-139	—	—
REVENUE DEDICATED TO THE GENERATIONS FUND [3]	—	35	—	241	453	—
IMPACT OF THE ACCOUNTING REFORM [1]	—	—	—	—	-663	—

BUDGETARY BALANCE BEFORE PAYMENTS TO THE GENERATIONS FUND AND USE OF THE BUDGETARY RESERVE	1 185	895	-146	625	453	—
Use of part of the budgetary reserve	—	0	—	200	200	—
Payments to the Generations Fund	—	-35	—	-441	-653	—

BUDGETARY BALANCE [4]	1 185	860	-146	384	0	—

1	See the note on the accounting reform on the next page.
2	Some figures for 2006-2007 have been reclassified for consistency with the presentation adopted in 2007-2008.
3	The Generations Fund began operations on January 1, 2007.
4	Corresponds to the consolidated budgetary balance for the purposes of the Balanced Budget Act.

Cumulative results as at December 31, 2007

Budgetary balance

•	For the first three quarters of the current year, the budgetary balance shows revenue exceeding expenditure by $384 million. This is an improvement of $530 million compared to last year’s results.

Budgetary revenue

•	Budgetary revenue since the beginning of the year amounts to $46.4 billion, an increase of $2.5 billion compared to the same period last year.

•

Own-source revenue stands at $36.6 billion, $882 million more than as at December 31, 2006. This improvement is attributable in particular to economic growth, resulting in increased revenue from personal income tax and the sales tax.

•	Federal transfers amount to $9.8 billion for the first nine months of the current fiscal year, an increase of $1.6 billion compared to the same period in 2006-2007.

Budgetary expenditure

•	As at December 31, 2007, budgetary expenditure amounts to $45.9 billion, an increase of $1.7 billion compared to last year.

•

Program spending is up by $1.6 billion compared to last year and stands at $40.7 billion. The most significant changes are in the Health and Social Services ($914 million) and the Education and Culture ($497 million) missions.

•	Debt service amounts to $5.2 billion, up $86 million compared to December 31, 2006.

Generations Fund

•	Payments to the Generations Fund amount to $441 million, including the additional payment of $200 million made further to the use of part of the budgetary reserve.

Net financial requirements

•	For the period from April to December 2007, consolidated net financial requirements stand at $3.6 billion, a decline of $1.1 billion compared to last year.

•	This reduction is attributable to the $771-million improvement in the consolidated budgetary balance and a decline in consolidated non-budgetary requirements of $352 million.

Note on the accounting reform

•    The results for the month of December 2007 and the year 2007-2008 reflect the changes made to the accounting practices as part of the accounting reform announced last December 11.

•    The comparative figures for 2006-2007 have not been restated to reflect the changes made by the accounting reform. The impact of the reform in 2007-2008 shown in the Update on Québec’s Economic and Financial Situation was established at $663 million.[1] Accordingly, caution is required when making comparisons between 2006-2007 and 2007-2008.

1	See the fall 2007 Update on Québec’s Economic and Financial Situation for more information on the impact of the accounting reform.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS

(millions of dollars)

(Unaudited data)

	December			April to December
	2006	2007	Changes	2006-2007	2007-2008	Changes
BUDGETARY REVENUE
Own-source revenue	5 252	4 981	-271	35 688	36 570	882
Federal transfers	913	1 107	194	8 200	9 856	1 656

Total	6 165	6 088	-77	43 888	46 426	2 538
BUDGETARY EXPENDITURE
Program spending	-4 416	-4 658	-242	-39 064	-40 687	-1 623
Debt service	- 589	- 614	-25	-5 154	-5 240	-86

Total	- 5 005	-5 272	-267	-44 218	-45 927	-1 709
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	25	60	35	184	24	-160
NET RESULTS OF THE NETWORKS	—	-16	-16	—	-139	-139
Revenue dedicated to the Generations Fund	—	35	35	—	241	241
Use of part of the budgetary reserve	—	0	0	—	200	200
Payments to the Generations Fund	—	-35	-35	—	-441	-441

BUDGETARY BALANCE [1]	1 185	860	-325	-146	384	530
Revenue dedicated to the Generations Fund	—	35	35	—	241	241

CONSOLIDATED BUDGETARY BALANCE	1 185	895	-290	-146	625	771
Consolidated non-budgetary surplus (requirements)	-2 545	-1 851	694	-4 554	-4 202	352

CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	-1 360	-956	404	-4 700	-3 577	1 123

1	Corresponds to the consolidated budgetary balance for the purposes of the Balanced Budget Act.

CONSOLIDATED REVENUE FUND REVENUE

(millions of dollars)

					(Unaudited data)
	December			April to December
Revenue by source	2006	2007	Changes %	2006- 2007	2007-2008	Changes %
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 166	2 242	3.5	13 152	14 228	8.2
Contributions to Health Services Fund	437	464	6.2	3 810	3 971	4.2
Corporate taxes	307	383	24.8	2 854	3 016	5.7
Consumption taxes	1 528	1 403	- 8.2	9 873	10 231	3.6
Other sources	156	159	1.9	1 772	1 946	9.8

Total	4 594	4 651	1.2	31 461	33 392	6.1
Revenue from government enterprises	658	330	-49.8	4 227	3 178	-24.8

Total own-source revenue	5 252	4 981	-5.2	35 688	36 570	2.5
Federal transfers
Equalization	467	597	27.8	4 139	5 370	29.7
Health transfers	299	317	6.0	2 700	2 799	3.7
Transfers for post-secondary education and other social programs	85	119	40.0	779	1 043	33.9
Other programs	62	74	19.4	582	644	10.7

Total federal transfers	913	1 107	21.2	8 200	9 856	20.2

TOTAL BUDGETARY REVENUE	6 165	6 088	-1.2	43 888	46 426	5.8

CONSOLIDATED REVENUE FUND EXPENDITURE

(millions of dollars)					(Unaudited data)
	December			April to December
Expenditures by mission	2006	2007	Changes %	2006- 2007	2007-2008	Changes %
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	1 854	1 930	4.1	16 673	17 587	5.5
Education and Culture	1 338	1 399	4.6	10 577	11 074	4.7
Economy and Environment	500	498	- 0.4	4 572	4 804	5.1
Support for Individuals and Families	422	448	6.2	3 839	3 992	4.0
Administration and Justice	302	383	26.8	3 403	3 230	- 5.1

Total program spending	4 416	4 658	5.5	39 064	40 687	4.2
Debt service	589	614	4.2	5 154	5 240	1.7

TOTAL BUDGETARY EXPENDITURE	5 005	5 272	5.3	44 218	45 927	3.9

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.